UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 28, 2018

TMSR Holding Company Limited

(Exact name of Company as specified in charter)

Nevada	001-37513	47-3709051
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

A101 Hanzheng Street City Industry Park, No.21 Jiefang Avenue, Qiaokou District, Wuhan, Hubei, China 430000

(Address of Principal Executive Offices) (Zip code)

+86-022-5982-4800

(Company’s Telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Background of the Disposition

TMSR Holding Company Limited (the “Company”, “we” or “us”) had three operating subsidiaries conducting three separate lines of business: research, development, production and sale of an array of solid waste recycling systems for the mining and industrial sectors (the “solid waste recycling systems business”); coal wholesales and sales of coke, steels, construction materials, mechanical equipment and steel scrap (the “coal and coke wholesale business”); and the research and development, production and sale of Zinc-rich coating materials (the “coating materials business”). The solid waste recycling systems business was carried out by Hubei Shengrong Environmental Protection and Energy Saving Technology Co., Ltd. (“Hubei Shengrong”), the Company’s indirect subsidiary. The coating materials business was carried out by the Company’s indirect subsidiary, Wuhan HOST Coating Materials Co., Ltd (“Wuhan Host”). The Company’s recently launched coal and coke wholesale business is carried out by the Company’s VIE entity, Jiangsu Rong Hai Electric Power Fuel Co., Ltd. (“Rong Hai”).

Historically, our core business has been solid waste recycling systems business. However, since the first quarter of 2018, Hubei Shengrong experienced significant drop in sales. From July to September this year, due to floods in many places in China, almost 90% of Hubei Shengrong’s customers requested to delay acceptance of our equipment and payment, resulting in the sales revenue of Hubei Shengrong in the first three quarters of this year decreased by 90% compared with the same period of last year. In addition, according to the planning mandates of Wuhan Municipal Government 2018, manufacturers should move away from city’s downtown area. Therefore, due to the policy change, Hubei Shengrong is forced to close the existing facility, relocate and build a new facility, which is expected to take approximately 7-8 years. As a result, Hubei Shengrong will not be able to keep the production running and will generate no income in the foreseeable future.

Management believed it is very difficult, if possible at all, to continue manufacturing of solid waste recycling systems. As such, the Company has been actively seeking to dispose Hubei Shengrong while retaining the research and development and sale of solid waste recycling systems business. Management also plans to grow the other two lines of business.

Disposition

On December 27, 2018, the Company, entered into an Equity Purchase Agreement (the “EPA”) with Hopeway International Enterprises Limited., a private limited company duly organized under the laws of British Virgin Islands (the “Hoepway” or “Purchaser”). Pursuant to the EPA, Shengrong WOFE shall sell 100% equity interests in Hubei Shengrong to the Purchaser in exchange for the Purchaser’s agreement (“Consideration”) to irrevocably forfeit and cancel 8,523,320 shares of common stock of the Company (the “Shares”), constituting all the shares owned by the Purchaser. The transaction contemplated by the EPA is hereby referred as Disposition.

The Company is the owner of all the issued and outstanding capital stock of China Sunlong Environmental Technology Inc. (“Sunlong”), a company duly organized and existing under the laws of the British Virgin Islands (“BVI”), which is the sole shareholder of Shengrong Environmental Protection Holding Company Limited (“Shengrong BVI”), a company duly organized and existing under the laws of the BVI. Shengrong BVI in turn owns all the issued and outstanding capital stock of Hong Kong Shengrong Environmental Technology Limited (“Shengrong HK”), which owns 100% equity interests in Shengrong WOFE.

Upon closing of the Disposition, the Purchaser will become the sole shareholder of Hubei Shengrong and as a result, assume all assets and obligations of Hubei Shengrong except the research and development team and intellectual property rights in connection with the solid waste recycling systems business shall be assigned to Shengrong WFOE as part of the Disposition.

The Disposition was approved by the board of directors of the Company. Benchmark Company, LLC rendered a fairness opinion in connection with the Disposition, indicating that the Consideration to be received by the Company in the transaction is fair to the Company’s shareholders from a financial point of view.

The EPA is filed as Exhibits 10.1 to this Current Report on Form 8-K and such document is incorporated herein by reference. The foregoing is only a brief description of the material terms of the agreement, and does not purport to be a complete description of the rights and obligations of the parties thereunder and are qualified in its entirety by reference to such exhibit.

Below is the Company’s structure chart prior to the completion of the Disposition.

Below is the Company’s structure chart after the completion of the Disposition.

Item 2.01	Completion of Acquisition or Disposition of Assets.

Reference is made to Item 1.01 of this Current Report on Form 8-K regarding the EPA. The disclosure contained in Item 1.01 with respect to the EPA is hereby incorporated by reference in its entirety into this Item 2.01.

Item 9.01	Financial Statements and Exhibits.

(b) Pro forma financial information.

The pro forma financial information required to be filed as part of this report is hereby filed as Exhibit 99.1

(d) Exhibits.

Exhibit No.	Description

10.1	Equity Purchase Agreement dated December 27, 2018
99.1	Pro forma financial statements

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 28, 2018	TMSR Holding Company Limited

	By:	/s/ Jiazhen Li
	Name:	Jiazhen Li
	Title:	Chief Executive Officer

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